EXHIBIT 10.1
Transition and Separation Agreement
This Transition and Separation Agreement (the “Agreement”) is entered into by and between David Laurello (the “Employee”) and SMART Global Holdings, Inc. (the “Company”), effective as of the date the Employee signs this Agreement (the “Effective Date”). Reference is made to that certain amended and restated employment offer letter between the Employee and the Company dated June 27, 2023 (the “Offer Letter”). In consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to the terms set forth in this Agreement. In order to accept this Agreement, the Employee must sign and return a copy of this Agreement to Anne Kuykendall at [*****] no later than April 12, 2024, and if a signed copy of this Agreement is not returned by such date, this Agreement shall be null and void in its entirety.
1.Transition and Separation.
(a)Effective on April 8, 2024 (the “Transition Date”), the Employee’s role as President of Intelligent Platform Solutions and status as an officer of the Company and each of its affiliates will end. The Employee’s employment with the Company shall continue as of the Transition Date and end on the earliest of (i) June 30, 2024 (the “Planned Separation Date”), (ii) the date the Employee takes any action that constitutes Cause (as defined in the Offer Letter), or (iii) the date the Employee voluntarily terminates employment with the Company for any reason (the earliest such date, the “Separation Date”).
(b)During the period (the “Employment Period”) beginning on the Transition Date and ending on the Separation Date, the Employee will remain employed by the Company as an Advisor reporting to the Chief Executive Officer of the Company (the “CEO”) and provide transition services (the “Transition Services”) on an as-requested and as-needed based in the Employee’s areas of expertise and work experience and responsibility.
(c) During the Employment Period, the Employee will continue to be paid base salary at the rate in effect on the Effective Date and continue to be eligible for the employee benefit plans made available to executives of the Company on the terms and conditions set forth in such employee benefit plans. All payments made to the Employee during the Employment Period will be subject to any required withholding taxes and authorized deductions.
(d)The Stratus Retention Bonus (as defined in the Offer Letter), which the Employee earned on April 1, 2024, will be paid to the Employee no later than the Company’s second regular payroll date following April 1, 2024.
(e)During the Employment Period, the Employee will remain eligible to earn the SGH Retention Bonus (as defined in the Offer Letter). Accordingly, if the Employee remains employed in good standing with the Company through May 31, 2024, the Company will pay the Employee a cash bonus in the amount of $1,133,000, less applicable withholding taxes, no later than the Company’s second regular payroll date following May 31, 2024.
(f)During the Employment Period, the RSU Award (as defined in Section 3) shall continue to vest in accordance with its terms. On the Separation Date, the then-unvested portion of the

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RSU Award, after applying any vesting acceleration to which the Employee is entitled under Section 3, shall be forfeited.
(g)The Employee agrees that, during the Employment Period and thereafter, the Employee will not, except for the purposes of performing the Transition Services, seek to obtain any confidential or proprietary information or materials of the Company.
2.Accrued Amounts. As soon as administratively practicable on or after the Separation Date, the Company will pay the Employee (i) all accrued but unpaid base salary and (ii) any other accrued and vested employee benefits that are required to be paid to the Employee under the Company’s employee benefit plans and in accordance with the Company’s policies, excluding for the avoidance of doubt, any severance plans, policies or programs (collectively, the “Accrued Amounts”). The Employee is entitled to the Accrued Amounts regardless of whether the Employee executes this Agreement.
3.Severance. In accordance with Section 11 of the Offer Letter, and in consideration for the Employee’s acceptance of and agreement to the covenants set forth in this Agreement, if the Separation Date occurs on the Planned Separation Date, the Employee shall be provided the following (the “Severance Benefits”): (i) an aggregate amount equal to $1,133,000 (representing 12 months of the Employee’s base salary as of the date hereof plus the Employee’s target annual bonus for fiscal 2024); (ii) an amount equal to $46,520 (representing an estimate of 24 months of COBRA premiums based on the health coverage in effect for Employee as of the Effective Date) (items (i) and (ii) collectively, the “Cash Severance Benefits”); and (iii) for the Company restricted share unit award that was granted to the Employee on August 29, 2022 (the “RSU Award”), 25,900 of the unvested restricted share units underlying the RSU Award shall fully vest effective as of the date the Supplemental Release (as defined below) becomes effective and irrevocable, and the remaining unvested portion of the RSU Award shall be forfeited on the Separation Date. The Cash Severance Benefits shall be paid to the Employee within 15 days following the date the Supplemental Release becomes effective and irrevocable. The payment of all Severance Benefits are subject to the Employee’s compliance with this Agreement.
4.Other Matters Related to Termination.
(a)The Employee agrees that he has received all amounts for all work performed for the Company and its affiliated entities (collectively, the “Company Entities”) through the date the Employee signs this Agreement that is due and payable on or prior to the date the Employee signs this Agreement. The Employee acknowledges and agrees that the payments and benefits set forth in Section 1, the Severance Benefits and the Accrued Amounts are in complete satisfaction of any and all compensation or benefits due to the Employee from any of the Company Entities for services provided to any of the Company Entities through the Separation Date, including under the Offer Letter, and that no further compensation or benefits are owed or will be paid to the Employee in respect of the Employee’s employment with the Company and separation therefrom.
(b)Except for any right the Employee may have to healthcare coverage through the last day of the month in which the Separation Date occurs, as well as his right to continue his participation and that of his eligible dependents in the Company’s medical, dental, and vision plans under COBRA, the Employee’s participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. The Employee acknowledges that he will not earn paid time off or other similar benefits after the Separation Date. The Employee will receive information about his COBRA continuation rights under separate cover.
(c)Within 30 days following the Separation Date, the Employee must submit his final expense reimbursement statement reflecting all business expenses the Employee incurred through the Separation Date, if any, for which the Employee seeks reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse the Employee for the Employee’s authorized and documented expenses within 30 days of receiving such statement pursuant to its regular business practices.
(d)The Employee agrees to return to the Company, on or before the Separation Date, (i) any documents and other materials (whether in hardcopy, on electronic media or otherwise) related to the business of the Company Entities (in each case to the extent that such documents and other materials contain confidential information of the Company Entities) and (ii) any keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and any other similar property of any of the Company Entities in the Employee’s possession or control, provided that the Employee may keep the printer that was provided to him by the Company for use at the Employee’s home office. The Employee agrees that he will not, following the Separation Date, attempt to access or use any computer or computer network or system of any of the Company Entities. The Employee agrees to provide to the Company, on or before the Separation Date, passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which the Employee has password-protected on any computer equipment, network or system of any of the Company Entities.
(e)The Employee will be deemed to have resigned from any and all positions and offices that the Employee holds with the Company Entities as of the Transition Date (provided that the Employee shall remain an employee of the Company until the Separation Date), without any further action required therefor (collectively, the “Resignations”). The Company, on its own behalf and on behalf of each of the Company Entities, hereby accepts the Resignations as of the Transition Date, and the Employee agrees to sign and return such documents confirming the Resignations as the Company Entities may reasonably require.
(f)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company and all other lawful deductions authorized by the Employee.
5.Certain Covenants and Agreements. The covenants and agreements (the “Restrictive Covenants”) set forth in the Employment, Confidential Information and Invention Assignment Agreement between the Employee and the Company (the “Confidentiality Agreement”), will remain in effect during and following the Employment Period in accordance with their terms. The Employee hereby reaffirms and agrees to comply with the Confidentiality Agreement, and the Arbitration and Class Action Waiver Agreement between the Employee and the Company. Additionally, the Employee agrees that he shall not make any written or oral statements about any of the Released Parties (as defined below) that are negative or disparaging, implied or expressed, or that are intended to damage the Company’s business reputation or goodwill. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall preclude the Employee from (a) communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction, or otherwise pursuant to legal process, (b) responding publicly to incorrect, disparaging or derogatory public statements by the Company to the extent reasonably necessary to correct or refute such public statements or (c) disclosing acts in good faith thought to be unlawful. The Employee agrees to cooperate with the Company in the defense of any legal matter involving any matter that arose during the Employee’s employment with any Company Entity, and with all government authorities on matters pertaining to any investigation, litigation or administrative proceedings pertaining to any Company Entity; provided that the Company will reimburse the Employee for any reasonable travel and out of pocket expenses the Employee incurs in providing such cooperation.
6.Release. As a condition to receiving the Severance Benefits, the Employee hereby agrees to the following provisions.
(a)In consideration for the benefits outlined in the Agreement, to which the Employee is not otherwise entitled, the Employee, on the Employee’s own behalf and on behalf of the Employee’s heirs, family members, executors, agents, and assigns, hereby releases the Company as follows (the “Release”): the Employee generally and completely releases the Company Entities and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (together with the Company Entities, the “Released Parties”) from any and all claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Employee now has or may hereafter have against the Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the Employee’s hire, employment, separation from employment, or remuneration by the Released Parties, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Equal Pay Act; the Civil Rights Act of 1866; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990; the False Claims Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002; the  Massachusetts Fair Employment Practices Law; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Massachusetts Minimum Fair Wage Act; the Massachusetts Plant Closing Law; the Massachusetts Wage Act; the Massachusetts Equal Pay Act; the Massachusetts Parental Leave Act; the Massachusetts Sexual Harassment Statute; each as amended; and any and all other federal, state and local laws, statutes, executive orders, regulations municipal ordinances, common law, and any other jurisdiction worldwide; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. This Release does not apply to (x) any claims which cannot be released as a matter of law, (y) any rights under this Agreement, or (z) any claims that Employee may have as a result of the indemnifications that employee may be entitled to as a current or former officer or director of any of the Company Entities as a matter of common law or under the Company’s indemnification and directors and officers insurance coverage.
(b)In granting the general release herein, the Employee acknowledges that the Employee has read and understands California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Employee expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect.
(c)The Employee hereby agrees to re-execute the Release, waive and release any rights that the Employee has under the Age Discrimination in Employment Act (the “ADEA”), and confirm the representations set forth in this Section 6 within five business days after the Separation Date, but no earlier than the Separation Date, by signing the signature line for the “supplemental release” on the signature page hereto (the “Supplemental Release”) and delivering it to the Company.
7.Cessation of Payments. In the event that the Employee (i) commits a material breach of this Agreement, (ii) files any charge, claim, demand, action or arbitration with regard to the Employee’s employment, compensation or termination of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (iii) materially violates any of the Restrictive Covenants, the Employee will immediately forfeit any right to the unpaid Severance Benefits, and, to the extent permitted by applicable law, the Employee will be required to repay the net amount of any Severance Benefits previously paid to the Employee (taking into account any taxes withheld) and any portion of the RSU Award that has vested pursuant to Section 3 shall immediately be forfeited for no consideration and to the extent that such award has been previously settled in ordinary shares of the Company, the Employee shall be required to return such shares or their equivalent cash value to the Company. Notwithstanding the foregoing, if an alleged breach of this Agreement or violation of a Restrictive Covenant (a) occurs more than 12 months after the Separation Date and (b) does not relate to any non-disparagement or confidentiality obligations of the Employee, the Employee will not be required to repay Severance Benefits as set forth in this Section 7.
8.Certain Exceptions.
(a)Nothing in this Agreement or otherwise limits the Employee’s ability to (i) communicate directly with, cooperate with or provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to any federal, state or local government agency or commission (each, a “Government Agency”), including without limitation the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (ii) exercise any rights the Employee may have under Section 7 of the U.S. National Labor Relations Act, or (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful. The Company may not retaliate against the Employee for any of these activities, and nothing in this Agreement requires the Employee to waive any monetary award or other payment that the Employee might become entitled to from the SEC or any other Government Agency or self-regulatory organization.

Moreover, nothing in this Agreement or otherwise prohibits the Employee from notifying the Company that the Employee is going to make a report or disclosure to law enforcement.
(b)Further, nothing in this Agreement precludes the Employee from filing a charge of discrimination or unfair labor practice with the U.S. Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment or labor Government Agency. However, the Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that the Employee has filed or is filed on the Employee’s behalf.
(c)Pursuant to the Defend Trade Secrets Act of 2016, the Employee and the Company acknowledge and agree that the Employee will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and may use the trade secret information in the court proceeding, if the Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
9.Section 409A. This Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed to be in compliance therewith or exempt therefrom. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. The Company and the Employee acknowledge that the termination of the Employee’s employment with the Company is intended to constitute an involuntary separation from service for purposes of Section 409A.
10.Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter, including without limitation the Offer Letter. The provisions and obligations of this Agreement that are intended to survive upon termination of this Agreement shall survive. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its principles of conflict of laws. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No amendment, modification, termination or waiver of any provisions of this Agreement and no consent to any departure by any party therefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the given instance and for the specific purpose for which given.

11.Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries or legal representatives without the Company’s prior written consent. The Company may assign this Agreement to any successor or assign (whether directly or indirectly, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

SMART GLOBAL HOLDINGS, INC.
By:	/s/ Mark Adams
Name: Mark Adams
Date:	Title: Chief Executive Officer 06 April 2024

THE EMPLOYEE HEREBY ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT, THAT THE EMPLOYEE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EMPLOYEE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF THE EMPLOYEE’S OWN FREE WILL.

ACCEPTED AND AGREED:
/s/ David Laurello David Laurello
Date: 06 April 2024

SUPPLEMENTAL RELEASE
The Release and representations contained in Section 6 of the Agreement are ratified and confirmed with respect to any Claims, acts or omissions through and as of the date the Employee signs this Supplemental Release.
Additionally, by signing this Supplemental Release, the Employee acknowledges that the Employee is knowingly and voluntarily waiving and releasing all Released Parties from any Claims the Employee has under the ADEA, and the applicable rules and regulations promulgated thereunder, and that the consideration given for the waiver and release is in addition to anything of value to which the Employee was already entitled. The Employee further acknowledges that the Employee has been advised by this writing, as required by the ADEA, that: (i) the Employee’s waiver and release under this Supplemental Release do not apply to any rights or claims that arise after the date the Employee signs this Supplemental Release; (ii) the Employee has the right to consult with an attorney prior to signing this Supplemental Release; (iii) the Employee has been given at least 21 days to consider this Supplemental Release, and in the event of any changes to this Supplemental Release, whether or not material, the Employee waives the restarting of the 21 day period; (iv) the Employee has seven days after the Employee signs this Supplemental Release to revoke it, provided that any revocation of this Supplemental Release shall revoke only the Employee’s release of claims that were not otherwise released upon the Employee’s initial execution of the Agreement; and (v) this Supplemental Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after the Employee signs this Supplemental Release, assuming the Employee has returned it to the Company by such date. In order to revoke this Supplemental Release, the Employee must provide written notice that he is revoking it within the seven-day timeframe described above to Anne Kuykendall at [*****].

ACCEPTED AND AGREED:
/s/ David Laurello David Laurello
Date: 01 July 2024